SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) January 6, 2011

NORTHWEST BIOTHERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	0-33393	94-3306718
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

    4800 MONTGOMERY LANE, SUITE 800, BETHESDA, MD 20814
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE (240) 497-9024

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Northwest Biotherapeutics, Inc. (the “Company”) recently completed transactions with new and existing investors in the aggregate investment amount of $1.54 million.  These transactions included the following:

(i)  $790,000 by existing investor SDS Capital as of December 31, 2010 in the form of a Note with a maturity of July 2011, and an annual interest rate of twelve percent (12%).  SDS also received ten percent (10%) warrant coverage.  The warrants have an exercise period of five years, and an exercise price of seventy-five cents ($0.75) per share.  Also as of December 31, 2010, SDS and its principals sold a promissory note in the original principal amount of $1,000,000 to non-affiliated, third parties.

(ii)  As of December 14, 2010 convertible note in the amount of $450,000, due three (3) years from the closing date.  The note is convertible into shares of the Company’s Common Stock at any time during the term at a conversion price equal to a twenty percent (20%) discount from the market price at the time of conversion.  The Note carries an annual interest rate of ten percent (10%), and an Original Issue Discount of ten percent (10%).  The Note also provides for an additional investment of $500,000, on the same terms, to be received commencing six months after the initial closing.

(iii)  Investment of an aggregate of $300,000 by several individual, private investors on December 17, 2010, and January 2 and 5, 2011:  The Company sold an aggregate of $150,000 Common Stock, and $150,000 in the form of convertible promissory notes.

As of December 31, 2010, two non-affiliated new investors who had purchased existing outstanding notes of the Company exchanged those for new restated notes in the same principal amounts ($500,000 and $370,000)(the “Restated Notes”).  The Restated Notes mature in six and twelve months, respectively, and are convertible at a twenty percent (20%) discount from market price.  The Restated Notes carry an annual interest rate of ten percent (10%) and an Original Issue Discount of ten percent (10%).

As of December 14, 2010, the Company also entered into convertible promissory notes for investment by a new non-affiliated investor in the amount of $2.5 million, on a contingent basis with the notes to become effective when the note proceeds are received commencing six months after execution of the notes.  The notes will have a maturity of three (3) years from their effective date at the time of funding.  The notes will be convertible into the Company’s common stock at any time during their term at a conversion price equal to a twenty percent (20%) discount from the market price at the time of conversion.  The notes will carry an annual interest rate of ten percent (10%), and Original Issue Discount of ten percent (10%).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by this reference.

Item 3.02	Unregistered Sales of Equity Securities.

The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. The agreements executed in connection with this sale contain representations to support the Registrant’s reasonable belief that the Investor had access to information concerning the Registrant’s operations and financial condition, the Investor acquired the securities for their own account and not with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and that the Investor are sophisticated within the meaning of Section 4(2) of the Securities Act and are “accredited investors” (as defined by Rule 501 under the Securities Act). In addition, the issuances did not involve any public offering; the Registrant made no solicitation in connection with the sale other than communications with the Investor; the Registrant obtained representations from the Investor regarding their investment intent, experience and sophistication; and the Investor either received or had access to adequate information about the Registrant in order to make an informed investment decision.

At the time of their issuance, the securities will be deemed to be restricted securities for purposes of the Securities Act, and the certificates representing the securities shall bear legends to that effect.  The securities may not be resold or offered in the United States without registration or an exemption from registration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC

Dated: January 6, 2011	By:	/s/ Alton L. Boynton
Alton L. Boynton
President and Chief Executive Officer